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Exhibit 10.5

FOURTH AMENDMENT TO CREDIT AGREEMENT

        THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 30, 2009, by and between WILLDAN GROUP, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

        A.    Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 28, 2007, as amended from time to time ("Credit Agreement").

        B.    Pursuant to Section 4.9 (b) of the Credit Agreement, Borrower and its Subsidiaries were required to maintain, on a consolidated basis, net losses before taxes of not more than $1,000,000.00 on an annual basis as of the fiscal year ending January 2, 2009. Borrower and its Subsidiaries sustained net losses before taxes of more than $1,000,000.00 in the fiscal year ending January 2, 2009, resulting in a violation of this covenant and an Event of Default under the Credit Agreement (the "Existing Default").

        C.    Borrower has requested that Bank waive the Existing Default and Bank has agreed to do so, subject to the terms and conditions set forth herein. In addition, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

          1.     The Line of Credit Note dated December 28, 2007 referred to Section 1.1 (a) of the Credit Agreement shall be replaced with a promissory note dated as of March 30, 2009, (which promissory note shall be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement).

          2.     Section 1.2 (c) is hereby deleted in its entirety, and the following substituted therefor:

              "(c)    Unused Commitment Fee.    Borrower shall pay to Bank a fee equal to thirty-five hundredths percent (0.35%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a fiscal quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank."

          3.     Section 1.4 is hereby deleted in its entirety, and the following substituted therefor:

              "SECTION 1.4.    COLLATERAL.

              As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory, equipment and custody account number 13041132 held with Wells Fargo Institutional Securities, LLC.

              As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause Willdan Financial Services, Willdan Geotechnical; Willdan Engineering, Willdan Homeland Solutions, Willdan Energy Solutions and any other Subsidiary (as defined below) to grant to Bank security interests of first priority in all accounts receivable and other rights to payment, general intangibles, inventory and equipment.

              All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance."

          4.     Section 4.3 (c) is hereby deleted in its entirety, and the following substituted therefor:

              "(c) not later then 30 days after and as of the end of each month, brokerage statements of Borrower;"

          5.     Section 4.9 is hereby deleted in its entirety, and the following substituted therefor:

              "SECTION 4.9.    TANGIBLE NET WORTH.    Using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), Borrower shall, and shall cause each Subsidiary to, maintain the Tangible Net Worth of Borrower and its Subsidiaries, on a consolidated basis, of not less than $18,000,000.00 at any time. As used herein, "Tangible Net Worth" is defined as the aggregate of total stockholders' equity less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals."

          6.     Subject to the terms and conditions set forth herein, Bank hereby waives the Existing Default. This waiver applies only to the Existing Default. It is not a waiver of any breach of any other provision of the Credit Agreement. Except as expressly stated in this Amendment, Bank reserves all of the rights, powers and remedies available to Bank under the Credit Agreement and any other contracts or instruments signed by Borrower or any guarantor, including the right to cease making advances to Borrower and the right to accelerate any of Borrower's indebtedness, if any subsequent breach of any other provision of the Credit Agreement should occur.

          7.     Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

          8.     Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WILLDAN GROUP, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Kimberly Gant Kimberly Gant	By:	/s/ Randall Repp Randall Repp
Title:	Chief Financial Officer		Vice President

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  Exhibit 10.5
FOURTH AMENDMENT TO CREDIT AGREEMENT